Prospectus Supplement No. 8                           Registration No. 333-41753
to Prospectus dated February 11, 1998                   Rule 424(b)(3)Prospectus


               $150,000,000 5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                                         AND
                           2,882,635 SHARES OF COMMON STOCK
                                 CELLSTAR CORPORATION


     This Prospectus Supplement supplements information contained in that certain Prospectus of CellStar Corporation, a Delaware corporation (the "Company"), dated February 11, 1998, as supplemented by that certain Prospectus Supplement No. 1, dated February 20, 1998, that certain Prospectus Supplement No. 2, dated March 18, 1998, that certain Prospectus Supplement No. 3, dated March 26, 1998, that certain Prospectus Supplement No. 4, dated April 22, 1998, that certain Prospectus Supplement No. 5, dated May 4, 1998, that certain Prospectus Supplement No. 6, dated May 13, 1998 and that certain Prospectus Supplement No. 7 dated June 24, 1998 (as supplemented, the "Prospectus"), relating to the offer and sale (the "Offering") (i) by certain selling securityholders (the "Selling Securityholders") of (a) up to $150,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Notes") of the Company, and (b) up to 2,710,761 shares (subject to adjustment) of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes and (ii) up to 171,874 shares of Common Stock by a Selling Securityholder. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table amends and supplements the information set forth in the Prospectus in the table under the caption "Selling Securityholders" with respect to the named Selling Securityholders and (i) the amount of Notes owned by the named Selling Securityholders (assuming no Notes have been sold since the dates on which such securityholders provided such information to the Company), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholders under the Prospectus, as amended and supplemented, (iii) the amount of Common Stock owned by such Selling Securityholders (assuming no shares of Common Stock have been sold since the dates on which such securityholders provided such information to the Company) and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholders under the Prospectus, as amended and supplemented.

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
                       Principal       Principal       Common        Common
                    Amount of Notes    Amount of     Stock Owned      Stock
 Name of Selling    Owned Prior to   Notes Offered    Prior to       Offered
Securityholder (1)     Offering          Hereby      Offering (2)   Hereby (3)
------------------  ---------------  -------------   ------------   ----------
Foundations
Account No. 1 (4)    $  335,000       $  335,000        12,106        12,106

LLC Account No. 1
(4)                     155,000          155,000         5,601         5,601

Morgan Stanley &
Co. Incorporated      1,000,000        1,000,000        36,140        36,140

Winchester
Convertible Plus,
Ltd. (4)                510,000          510,000        18,431        18,431

-----------------
(1)  The information set forth herein is as of July 8, 1998.
(2) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the current conversion price of $27.67 principal amount of Notes per share of Common Stock. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. The conversion price was adjusted to $27.67 principal amount of Notes per share of Common Stock from the initial conversion price of $55.335 principal amount of Notes per share of Common Stock to give effect to a two-for-one stock split declared on the Common Stock (the "Stock Split"). The Stock Split was made in the form of a dividend to those holders of record of Common Stock on June 5, 1998. The adjustment to the conversion price became effective immediately after the close of business on June 5, 1998.
(3) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the current conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.
(4) Oaktree Capital Management, LLC, the investment advisor for Foundations Account No. 1, LLC Account No. 1 and Winchester Convertible Plus, Ltd., has the power to vote and dispose of such securities.

            The date of this Prospectus Supplement is July 20, 1998.